UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s 2001 Fourth-Quarter and Year-End Results released on January 23, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

 January 23, 2002

FOR IMMEDIATE RELEASE

CATERPILLAR INC. REPORTS 2001 FOURTH-QUARTER AND YEAR-END RESULTS;
ACHIEVES OUTLOOK; EXPECTS IMPROVED PROFIT IN 2002

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported fourth-quarter 2001 sales and revenues of $5.10 billion, compared with $5.11 billion in the fourth quarter of 2000. Profit of $167 million or 48 cents per share was impacted by $153 million of pre-tax nonrecurring charges. These charges, which had a 28-cent per share adverse effect on earnings, were for the sale of the Challenger™ agricultural tractor line, plant closing and consolidations and costs for planned employment reductions. While sales and revenues were down $18 million, profit -- excluding the nonrecurring charges -- was $264 million, or 76 cents per share, the same as last year.

"Most noteworthy in our fourth quarter were the significant steps we took to position the company for better profit performance in 2002 and long-term success by reducing costs, sharpening our focus on core competencies and improving global efficiencies," said Caterpillar Chairman and CEO Glen Barton. "Our cost reduction efforts will continue as we move toward our goal of trimming more than $1 billion from the year 2000 cost base."

Barton said Caterpillar's successful implementation of 6 Sigma methodology will continue to improve processes, efficiencies and reduce spending. "Our $30 million investment in 6 Sigma in 2001 paid for itself in less than one year as Caterpillar became the first company to simultaneously launch this business improvement methodology across all divisions and achieve net benefits in year one. We expect the amazing results we've seen to increase in 2002 and beyond."

For the full year, sales and revenues were $20.45 billion, or $275 million higher than 2000. Profit was $805 million or $2.32 per share. Excluding the nonrecurring charges of 28 cents per share, profit was $902 million, or $2.60 per share, down 14 percent.

"In a year of extraordinary challenges, including a U.S. recession, Caterpillar's diverse base of businesses, products and geographic regions helped us turn in a profit performance that -- excluding nonrecurring charges -- accomplished what we said we would do," Barton said.

Sales in 2001 were up primarily on the strength of the worldwide coal mining and heavy construction industries, driven in part by strong demand for energy and equipment to rebuild U.S. highways as part of the nation's transportation improvement program. Sales into the waste handling industry were also strong. Electric power sales enjoyed another record year, and sales into the petroleum sector were significantly higher, benefiting both reciprocating and turbine engines. However, worldwide engine sales were down slightly, the result of weak demand for truck engines as the severe trucking industry downturn continued. Higher sales volumes were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro and Australian dollar).

Revenues were up as Financial Products reached record revenue levels of $1.42 billion, a 13 percent increase from 2000. The increase is attributed to Caterpillar Financial Services Corporation's (Cat Financial) ability to generate new retail financing in line with its strategy to provide services to a broader range of customers worldwide.

Full-year profit benefited from higher sales, the impact of exchange rate changes, and record profits at Cat Financial, but overall was down due to sharp production volume shifts at some manufacturing facilities, slightly higher selling, general and administrative (SG&A) expenses, as well as the nonrecurring charges.

"Based on the global industry outlook, we expect both industry and company sales to be about flat in 2002," Barton said. "However, we expect profit to be up slightly in 2002 compared with 2001, excluding nonrecurring charges, because of the strategic actions announced in the fourth quarter and continued aggressive cost reduction efforts."

Caterpillar Inc. is the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Additional information can be found on Caterpillar's website at www.CAT.com.

DETAILED ANALYSIS

FOURTH-QUARTER 2001 COMPARED WITH FOURTH-QUARTER 2000
 Sales and revenues for fourth-quarter 2001 were $5.10 billion, $18 million lower than fourth-quarter 2000. Slightly higher physical sales volume and an 8 percent increase in Financial Products revenues were more than offset by lower price realization. Profit of $167 million, including pre-tax nonrecurring charges of $153 million ($97 million after tax), was $97 million lower than fourth-quarter 2000. Excluding the nonrecurring charges, profit was $264 million, flat with fourth-quarter 2000.

MACHINERY AND ENGINES
Sales

(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific

Fourth-Quarter 2001
Machinery	$2,799	$1,417	$809	$222	$351
Engines ***	1,936	816	562	348	210

	$4,735	$2,233	$1,371	$570	$561

Fourth-Quarter 2000
Machinery	$2,795	$1,402	$793	$270	$330
Engines ***	1,985	1,016	582	185	202

	$4,780	$2,418	$1,375	$455	$532

*** Does not include internal engine transfers of $296 million and $323 million in 2001 and 2000, respectively.
     Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $2.80 billion, about flat compared to fourth-quarter 2000. Slightly higher physical sales volume was offset by unfavorable price realization. Sales were up in all regions except in Latin America.

Engine sales were $1.94 billion, a decrease of $49 million or 2 percent from fourth-quarter 2000. Higher physical sales volume was more than offset by lower price realization.

Operating Profit

(Millions of dollars)	Fourth-Quarter 2001		Fourth-Quarter 2000

Machinery	$137		$248
Engines	39		192

	$176	*	$440

* Includes $153 million of nonrecurring charges
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $111 million from fourth-quarter 2000. The favorable impact of the slightly higher physical sales volume was more than offset by the nonrecurring charges ($98 million).

Engine operating profit decreased $153 million from fourth-quarter 2000. The benefit of higher sales volumes was more than offset by lower price realization and the nonrecurring charges ($55 million).

Interest expense was $13 million lower than fourth-quarter 2000.

Other income/expense was income of $42 million compared with expense of $52 million last year. The favorable change was mostly due to the absence of foreign exchange losses experienced in 2000 and higher gains on the sales of assets.

FINANCIAL PRODUCTS
Revenues for the fourth quarter were $415 million, up $25 million or 6 percent compared with fourth-quarter 2000 (excluding revenue transactions with Machinery and Engines, revenues increased $27 million or 8 percent). The increase resulted primarily from continued portfolio growth at Cat Financial, which had record new retail finance activity, as well as increased extended warranty premiums at Caterpillar Insurance Holdings, Inc. (Cat Insurance).

Before tax profit decreased $9 million or 10 percent from fourth-quarter 2000. Increased profit at Cat Financial resulting from continued portfolio growth was more than offset by lower market returns on the investment portfolio at Cat Insurance.

INCOME TAXES
Excluding the nonrecurring charges reported in 2001, fourth-quarter tax expense reflects an effective annual tax rate of 32 percent for both 2001 and 2000.

UNCONSOLIDATED AFFILIATED COMPANIES
The company's share of unconsolidated affiliated companies' results increased $11 million from a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd.

2001 COMPARED WITH 2000
 Sales and revenues for 2001 were $20.45 billion, 1 percent more than 2000.  A 1 percent increase in physical sales volume and a 13 percent increase in Financial Products revenues were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro and Australian dollar).

Profit of $805 million, including nonrecurring charges of $153 million ($97 million after tax), was down $248 million. Excluding nonrecurring charges, profit was $902 million, down $151 million or 14 percent. An increase in profit due to higher sales volume was more than offset by the unfavorable impact of cost inefficiencies caused by sharp volume shifts at some manufacturing facilities, slightly higher SG&A, and the absence of a favorable $39 million tax adjustment at Cat Brasil Ltda. in 2000. SG&A increases were related to spending for future growth and to improve long-term cost structure. The negative impact of currency on sales was more than offset by a positive impact on costs.

MACHINERY AND ENGINES

Sales

(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific

2001
Machinery	$12,158	$6,790	$3,215	$891	$1,262
Engines **	6,869	3,470	1,899	748	752

	$19,027	$10,260	$5,114	$1,639	$2,014

2000
Machinery	$11,857	$6,607	$3,121	$893	$1,236
Engines **	7,056	3,885	1,920	538	713

	$18,913	$10,492	$5,041	$1,431	$1,949

* Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $1.231 billion and $1.356 billion in 2001 and 2000, respectively.
    Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $12.16 billion, an increase over 2000 of $301 million resulting from a 3 percent increase in physical sales volume. Sales were higher in all regions except Latin America which was about flat.

Engine sales were $6.87 billion, a decrease of $187 million or 3 percent from 2000 even though physical volume was flat. Unfavorable price realization resulting from competitive pressures in North America combined with the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars caused the sales decline.

Operating Profit

(Millions of dollars)	2001		2000

Machinery	$849		$1,001
Engines	348		667

	$1,197	*	$1,668

* Includes $153 million of nonrecurring charges
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $152 million from 2000. The benefit from slightly higher physical volume was more than offset by higher costs, including the nonrecurring charges ($98 million), employment-related cost increases and higher energy costs.

Engine operating profit decreased $319 million from 2000. The decline was primarily due to the lower price realization, impact of manufacturing inefficiencies related to sharp swings in production levels and the nonrecurring charges ($55 million).

Interest expense was $7 million lower than a year ago.

Other income/expense improved by $38 million due to lower foreign currency losses in 2001.

FINANCIAL PRODUCTS
Revenues for 2001 were a record $1.65 billion, up $180 million or 12 percent compared with 2000 (excluding revenue transactions with Machinery and Engines, revenues increased $161 million or 13 percent). The increase resulted primarily from continued portfolio growth at Cat Financial.

Before tax profit increased $67 million or 24 percent from 2000. Record profit at Cat Financial resulted from increased spread on the receivables portfolio and increased gains on sales of receivables.

INCOME TAXES
Excluding the tax effect of the nonrecurring charges reported in 2001 and the favorable tax adjustment of $39 million at Caterpillar Brasil Ltda. in 2000, tax expense in both years reflects an effective tax rate of 32 percent.

UNCONSOLIDATED AFFILIATED COMPANIES
The company's share of unconsolidated affiliated companies' results increased $31 million from a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations
Sales (including both sales to end users and deliveries to dealer rental operations) in North America were higher than 2000. Sales increased as a result of strong customer acceptance of several new models and a shift in product mix toward larger machines. These factors more than offset the impact of lower industry demand in the United States and Canada. For the region, sales into mining were up sharply due to strong demand from the coal mining industry. Sales into waste and agriculture also increased. Sales into general construction, quarry & aggregates, forestry and industrial declined. Sales into heavy construction remained at record high levels.

For the EAME region, sales increased into general construction, waste, agriculture, heavy construction, mining, forestry and quarry & aggregates. Sales into the industrial sector declined.

Sales in Asia/Pacific increased to the mining, heavy construction, quarry & aggregates and waste sectors. Sales into forestry, general construction, industrial and agriculture declined from a year ago.

In Latin America, sales were higher as increases in heavy construction, general construction, mining, waste and agriculture more than offset lower sales into forestry, quarry & aggregates and industrial.

Dealer Inventories of New Machines
Worldwide dealer new inventories at year-end 2001 were below year-earlier levels in all regions. Inventories compared to current selling rates were near year-earlier levels in all regions except EAME where they were lower.

Engine Sales to End Users and OEMs
Another record year in electric power engine sales and strong sales into the North American petroleum sector, benefiting both reciprocating and turbine engines, partially offset significantly weaker on-highway truck engine sales in North America.

In EAME, stronger demand in marine and petroleum sectors was more than offset by significantly lower demand for industrial engines resulting in slightly lower 2001 sales.

Sales in Asia/Pacific rose marginally with all of the sales gains coming from the marine sector. Sales in Latin America rose slightly with all of the sales gain coming from substantially improved petroleum and electric power demand.

Overall, worldwide engine sales were slightly lower in 2001.

EMPLOYMENT
 At the end of 2001, Caterpillar's worldwide employment was 72,004 compared with 68,440 one year ago. Of the total increase, 1,815 resulted from acquisitions, primarily outside the United States.

CONDENSED CASH FLOW
 Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, other noncash items, capital expenditures and dividends) for Machinery and Engines was negative $140 million in 2001, a decrease of $438 million from 2000. This decrease was primarily due to lower profit after tax, an increase in working capital and capital expenditures excluding equipment leased to others.

For the Twelve Months Ended	Consolidated		Machinery & Engines *		Financial Products
(Millions of dollars)

	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Profit after tax	$805	$1,053	$805	$1,053	$224	$184
Depreciation and amortization	1,169	1,063	835	813	334	250
Nonrecurring charges	153	-	153	-	-	-
Change in working capital; and Other	(130)	(57)	(382)	(235)	42	40
Capital expenditures excluding equipment leased to others	(1,100)	(928)	(1,071)	(891)	(29)	(37)
Expenditures for equipment leased to others, net of disposals	(512)	(402)	(6)	20	(506)	(422)
Dividends paid	(474)	(462)	(474)	(462)	(105)	(29)

Net Free Cash Flow	(89)	267	(140)	298	(40)	(14)

Other significant cash flow items:
Treasury shares purchased	(43)	(412)	(43)	(412)	-	-
Net (increase) decrease in long-term finance receivables	(838)	(1,197)	-	-	(838)	(1,197)
Net increase (decrease) in debt	1,529	1,413	289	115	1,240	1,298
Investments and acquisitions - (net of cash acquired)	(405)	(115)	(110)	(102)	(295)	(13)
Other	(88)	(170)	49	(133)	(46)	(54)

Change in cash and short-term Investments	$66	$(214)	$45	$(234)	$21	$20

*Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
Note: "Change in working capital; and Other" excludes changes in cash, debt, and dividends payable. Also, due to the acquisition and consolidation of new companies, certain amounts have been removed from "Change in working capital; and Other" and "Capital expenditures excluding equipment leased to others" and included in "Investments and acquisitions" or "Other".

OUTLOOK

Summary
After a severe slowdown in 2001, world economic growth as well as growth in industrial production are projected to improve, albeit gradually, over the course of 2002. This improvement will be driven by lower interest rates and energy costs around the globe, combined with significant fiscal stimulus in North America.

While world growth is expected to improve gradually, momentum is expected to build from very weak activity levels at the beginning of 2002. As a result, world growth is expected to be about flat in the first half - a significant slowdown from growth rates in the first half of 2001 - before picking up momentum and closing the year with annualized growth rates approaching 3 percent.

In this economic environment, worldwide industry opportunity and company sales and revenues are projected to be about flat compared with 2001. For the full year we expect profit to be up slightly compared to 2001, excluding the 2001 nonrecurring charges, although we expect significantly lower profit in the first half, particularly the first quarter. The full-year profit improvement reflects the company's continuing actions to reduce costs and improve efficiencies.

North America
In the United States, even though a supplementary fiscal stimulus package was not approved, Congress approved an increase for transportation funding in 2002. Leading economic indicators began recovering at the close of 2001 as consumer spending and expectations rebounded from the retrenchment that we saw after the September 11 terrorist attacks. As a result, the U.S. economy is on track for flat to slightly positive growth in the first quarter, followed by stronger growth in the second, and gaining momentum in the third and fourth quarters of 2002. The Canadian economy will track the U.S. closely, and consumer spending and housing in Canada will benefit as well from scheduled personal tax reductions.

Industry sales of construction and industrial machines are projected to be flat to down slightly in most sectors. Coal mining is expected to be down moderately. Reciprocating and turbine engine sales are expected to be flat to up slightly. As a result, company sales in North America are expected to be about flat.

EAME
In EAME, growth in Europe is expected to lag the recovery in North America by about a quarter. We expect a weak first quarter to be followed by a flat second quarter and improving growth in the second half of 2002. Weak commodity prices are expected to restrain growth in Africa/Middle East and the CIS. Company sales in the EAME region are projected to be about flat.

Asia/Pacific
In Asia/Pacific, business conditions are expected to improve in developing Asia in the second half of 2002 in response to the U.S. recovery, but Japan is expected to remain weak and continue to be a drag on the regional recovery. Growth in China is expected to continue at a solid rate, leading to higher sales, and sales in Australia are expected to be up slightly. Company sales in the region are expected to be down slightly.

Latin America
In Latin America, business conditions in Mexico are expected to improve in conjunction with the U.S. recovery, while power shortages in Brazil are expected to become less acute in 2002. There was a sharp increase in political and economic uncertainty in Argentina at the end of last year. Our outlook assumes that the majority of the negative shocks to machine and engine industry demand will be confined to Argentina. Company sales for the region are expected to be down slightly.

* * *

The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 23, 2002. That filing is available from the SEC website at http://www.sec.gov/cgi-bin/srch-edgar.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
     (800) 228-7717 (Inside the United States and Canada)
     (858) 244-2080 (Outside the United States and Canada)

Internet:
     http://www.CAT.com/investor
      http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

 Caterpillar contact:
     Marsha Hausser
     Corporate Public Affairs
     309-675-1307
     hausser_marsha_m@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

Financial Pages Follow

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
 (Millions of dollars except per share data)

	Consolidated		Machinery &Engines *		Financial Products

	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Sales and revenues:
Sales of Machinery & Engines	$4,735	$4,780	$4,735	$4,780	$ -	$ -
Revenues of Financial Products	361	334	-	-	415	390

Total sales and revenues	5,096	5,114	4,735	4,780	415	390

Operating costs:
Cost of goods sold	3,666	3,628	3,666	3,628	-	-
Selling, general, and administrative expenses	653	606	550	536	122	81
Research and development expenses	190	176	190	176	-	-
Interest expense of Financial Products	139	179	-	-	143	193
Other operating expenses	245	64	153	-	92	64

Total operating costs	4,893	4,653	4,559	4,340	357	338

Operating Profit	203	461	176	440	58	52

Interest expense excluding Financial Products	63	76	63	76	-	-
Other income (expense)	97	18	42	(52)	24	39

Consolidated profit before taxes	237	403	155	312	82	91

Provision for income taxes	70	128	40	96	30	32

Profit of consolidated companies	167	275	115	216	52	59

Equity in profit of unconsolidated affiliates	-	(11)	(2)	(12)	2	1
Equity in profit of Financial Products subsidiaries	-	-	54	60	-	-

Profit	$167	$264	$167	$264	$54	$60

EPS of common stock	$0.49	$0.77

EPS of common stock - assuming dilution	$0.48	$0.76

Weighted average shares outstanding (thousands)
Basic	343,299	343,524
Assuming dilution	347,068	345,433

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE YEAR ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery &Engines *		Financial Products

	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Sales and revenues:
Sales of Machinery & Engines	$19,027	$18,913	$19,027	$18,913	$ -	$ -
Revenues of Financial Products	1,423	1,262	-	-	1,645	1,465

Total sales and revenues	20,450	20,175	19,027	18,913	1,645	1,465

Operating costs:
Cost of goods sold	14,752	14,497	14,752	14,497	-	-
Selling, general, and administrative expenses	2,567	2,367	2,229	2,099	389	307
Research and development expenses	696	649	696	649	-	-
Interest expense of Financial Products	657	688	-	-	685	739
Other operating expenses	467	237	153	-	314	237

Total operating costs	19,139	18,438	17,830	17,245	1,388	1,283

Operating Profit	1,311	1,737	1,197	1,668	257	182

Interest expense excluding Financial Products	285	292	285	292	-	-
Other income (expense)	143	83	(88)	(126)	88	96

Consolidated profit before taxes	1,169	1,528	824	1,250	345	278

Provision for income taxes	367	447	239	350	128	97

Profit of consolidated companies	802	1,081	585	900	217	181

Equity in profit of unconsolidated affiliates	3	(28)	(4)	(31)	7	3
Equity in profit of Financial Products subsidiaries	-	-	224	184	-	-

Profit	$805	$1,053	$805	$1,053	$224	$184

EPS of common stock	$2.35	$3.04

EPS of common stock - assuming dilution	$2.32	$3.02

Weighted average shares outstanding (thousands)
Basic	343,324	346,818
Assuming dilution	347,092	348,898

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION
 (Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

	Dec. 31, 2001	Dec. 31, 2000

Assets
Current assets:
Cash and short-term investments	$400	$334
Receivables - trade and other	2,592	2,608
Receivables - finance	5,849	5,471
Deferred income taxes	423	397
Prepaid expenses	1,211	1,019
Inventories	2,925	2,692

Total current assets	13,400	12,521

Property, plant, and equipment - net	6,603	5,951
Long-term receivables - trade and other	55	76
Long-term receivables - finance	6,267	6,095
Investments in unconsolidated affiliated companies	787	551
Deferred income taxes	938	907
Intangible assets	1,671	1,507
Other assets	936	856

Total Assets	$30,657	$28,464

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$219	$369
-- Financial Products	1,961	602
Accounts payable	2,123	2,339
Accrued expenses	1,419	1,148
Accrued wages, salaries, and employee benefits	1,292	1,274
Dividends payable	120	117
Deferred and current income taxes payable	11	57
Long-term debt due within one year:
-- Machinery & Engines	73	204
-- Financial Products	3,058	2,558

Total current liabilities	10,276	8,668

Long-term debt due after one year:
-- Machinery & Engines	3,492	2,854
-- Financial Products	7,799	8,480
Liability for post-employment benefits	3,103	2,514
Deferred income taxes and other liabilities	376	348

Total Liabilities	25,046	22,864

Stockholders' Equity
Common stock	1,043	1,048
Profit employed in the business	7,533	7,205
Accumulated other comprehensive income	(269)	23
Treasury stock	(2,696)	(2,676)

Total Stockholders' Equity	5,611	5,600

Total Liabilities and Stockholders' Equity	$30,657	$28,464

Certain amounts for 2000 have been reclassified to conform with the 2001 financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

 Certain statements contained in our 2001 Fourth Quarter and Year-End Financial Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
 Our current outlook calls for a recovery in the U.S. economy in 2002. Our outlook assumes that the events of September 11th and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant economic shocks or sequence of shocks, there could be a more protracted negative impact on consumer spending and housing starts, which would negatively impact company results.

U.S. growth is expected to be on track for flat to slightly positive growth in the first quarter, followed by stronger growth in the second, and gaining momentum in the third and fourth quarters of 2002. Should recent interest rate and tax reductions fail to stimulate the U.S. economy as expected, leading to an extended recession, then sales of machines and engines may decline in 2002. The outlook also projects that economic growth is expected to improve in Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates do not improve, sales would likely be lower than anticipated in the affected region. Recent economic weakness in Japan is leading to lower than expected growth in the Asia Pacific region, particularly Southeast Asia. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implements and commits to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The Japanese economy continues to show weakness, and this is having a negative impact on the outlook for the Asia Pacific region for 2002. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spill over effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook also assumes that currency and stock markets remain relatively stable, and that average world oil prices fluctuate in a range of $20 to $25 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Our outlook for an improvement in world economic growth in 2002 suggests that industrial metals prices would start to see a recovery no later than the second half of 2002. Recent declines in industrial production in Europe and Japan have exacerbated the depth and duration of the expected slowdown, and industrial metal prices continue to experience downward pressure. As a result, machine sales to the industrial metals area could come under downward pressure through the first half of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average of $20 to $25 a barrel in 2002. Agricultural prices are projected to be up slightly in 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, coal and natural gas) are expected to be down only moderately in 2002.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. This action, together with federal tax cuts is expected to stimulate a recovery in U.S. growth in 2002. On the other hand, the European Central Bank has not yet lowered interest rates aggressively in response to slower economic growth and a weak agriculture sector in 2001, and machine and engine demand in Europe is likely to be lower in 2002.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002, with flat to slightly positive growth in the first quarter of 2002 followed by stronger growth in the second quarter and gaining momentum in the third and fourth quarters of 2002. If, for whatever reason, the U.S. recession extended into 2002, and/or there was a setback leading to negative growth in the second, third or fourth quarters of 2002 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which should have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, renewed political uncertainty in Japan is contributing to a decline in business confidence, asset values and capital investment there. In addition, significant political and economic instability persists in Argentina. Our outlook assumes that the effects of this instability will be confined to Argentina and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina and other countries in the region.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects a similar positive impact of higher highway construction activity on machine sales in 2002. If funding for highway and airport construction in 2002 is reduced or delayed, or is concentrated on areas where company products do not play a significant role, sales could be negatively impacted. We are projecting further increases in highway/airport public spending in 2002. If these spending plans are reduced by Federal and/or state governments, machine sales would be lower than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our profit could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

	By:	/s/ James B. Buda
January 23, 2002		James B. Buda Vice President